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                                                                    EXHIBIT 99.2





Company Contacts:
Mark Johnson - Chairman, President and Chief Executive Officer
Larry McAfee - Executive Vice President and Chief Financial Officer
(713)285-2700

Investor Relations:
Doug Poretz
(703)506-1778


                          AIR-CURE TECHNOLOGIES, INC.
                         SELLS TWO SMALL AIR POLLUTION
                              CONTROL SUBSIDIARIES

HOUSTON, TEXAS, November 26, 1996 -- Air-Cure Technologies, Inc. (NASDAQ:ATSS) announced today that the Company has sold two of it's subsidiaries, it's Air-Cure, Inc. and Pipkorn Environmental Technologies, Inc. The sales price for the two companies was $1.7 million which was approximately equal to the Company's investment in those operations.

Air-Cure, Inc. and Pipkorn Environmental Technologies, Inc. are involved in the manufacture of baghouse systems used principally by coal-fired electrical utilities. The combined operations had sales revenues of approximately $5 million and incurred a loss in the Company's past fiscal year.

Mark Johnson, Air-Cure Technologies Chief Executive Officer, stated "The sale of these two small subsidiaries is consistent with our strategy of focusing on being a value-added supplier of industrial processing equipment. We are distancing the Company from being tied to air pollution control, a business driven by slow and unpredictable government regulations. The Company's recent acquisition of Ohmstede, Inc. is consistent with our strategy. Today, approximately 70% of Air-Cure Technologies' revenue is process related, 20% environmental and 10% air movement."

Air-Cure Technologies, Inc. is a rapidly growing supplier of manufactured equipment and engineered systems used in the processing, treatment and movement of gases and liquids. Through facilities located in North America, Europe and the Far East, the Company operates internationally providing products and services to a broad base of industrial customers.

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